Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

August 20, 2014

Mediacom Broadband LLC

Mediacom Broadband Corporation

1 Mediacom Way

Mediacom Park, New York 10918

Dear Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Mediacom Broadband LLC, a Delaware limited liability company (“Mediacom Broadband LLC”), and Mediacom Broadband Corporation, a Delaware corporation (“Mediacom Broadband Corporation” and, together with Mediacom Broadband LLC, the “Issuers”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of $200,000,000 aggregate principal amount of the Issuers’ 5 1⁄2% Senior Notes due 2021 (the “Exchange Notes”) to be offered by the Issuers in exchange (the “Exchange Offer”) for a like principal amount of the Issuers’ issued and outstanding 5 1⁄2% Senior Notes due 2021 (the “Original Notes”), certain legal matters in connection with the Exchange Notes are being passed upon for you by us. The Exchange Notes are to be issued under an existing Indenture, dated as of March 17, 2014 (the “Indenture”), among the Issuers and Law Debenture Trust Company of New York, as Trustee (the “Trustee”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

As a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the certificate of formation and operating agreement of Mediacom Broadband LLC, each as amended or restated to date, (iv) the certificate of incorporation and by-laws of Mediacom Broadband Corporation, (v) corporate or limited liability company records of the Issuers, including minute books of the Issuers, as furnished to us by the Issuers, (vi) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Issuers, and (vii) statutes and other instruments and documents. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and issued in exchange for the Original Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

Mediacom Broadband LLC Mediacom Broadband Corporation	- 2 -	August 20, 2014

On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

The Exchange Notes, when issued, will constitute legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

The opinion set forth above is limited in all respects to matters of the laws of the State of New York and applicable federal law, in each case as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.